Exhibit 10.1

HUTTIG BUILDING PRODUCTS – OSCAR A. MARTINEZ SEPARATION AGREEMENT

1.	Oscar A. Martinez (“Employee”) and Huttig Building Products, Inc. (the “Company”) enter into the following agreement and release related to Employee’s separation from employment with the Company (the “Agreement”).

2.	The Employee’s last day of employment is January 31, 2018 (the “Separation Date”). The Severance Period is defined as beginning February 1, 2018 and ending on June 30, 2018. Employee will not receive or accrue any continuation of any other benefits during the Severance Period.

3.	In consideration for the releases and covenants by Employee contained in this Agreement, the Company shall, on the terms and conditions hereinafter set forth, agree to give to Employee:

a.	A lump sum severance payment of $165,110.00 to be paid on or before March 2, 2018. As of the Separation Date, all unvested Employee’s restricted stock shares will be forfeited; with the exception of 30,000 shares that will vest on April 4, 2018. Employee shall be entitled to the lump sum payment and equity award referred to above only if Employee signs this Agreement and delivers it to the Company within twenty-one (21) days of receipt on February 1, 2018, and does not thereafter revoke it within the revocation period set forth in Paragraph 8 of this Release.

b.	Employee agrees that he has otherwise been paid all amounts due to him and that he is not owed any other amounts as a result of his employment with the Company.

c.	The Employee shall automatically and without any further actions be deemed to have resigned from all officer positions held by him with respect to the Company. Further, all agreements between Employee and the Company, including without limitation, the Indemnity Agreement and the Change of Control Agreement shall be deemed terminated herewith.

4.	Release.

a.

General Release. In consideration of the foregoing, Employee, Employee’s agents and family members (collectively, the “Employee Parties”) hereby irrevocably and unconditionally release and forever discharge the Company, its affiliates, subsidiaries, and related entities, and their respective owners, directors, officers, employees, agents, successors, and assigns (collectively, the “Company Parties”) from and against any and all manner of actions, liability, causes of action, claims, demands, contracts, attorneys’ fees, back pay, lost future wages, claims for personal injury, discrimination, and/or mental anguish, claims for vacation pay, sick pay, or any other employee benefits, which any of the Employee Parties now may have or hold or at any time heretofore had or held, arising out of, existing by reason of, resulting from, or based upon: Employee’s employment with Company, or the separation therefrom, and any employment practice, custom or policy of any of the Company Parties (the “Release”). Employee acknowledges and agrees that the claims released and discharged in the Release include, but are not limited to, claims that have been or could be asserted under: the common law of the State of Missouri; the Missouri Human Rights Act; any rights pursuant to Missouri Revised Statutes §287.780 and §290.140; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Section 1981 through 1988 of Titles 29 and 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, except claims arising out of or resulting from Company’s acts or omissions related to

Employee’s 401(k) plan account; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age of Discrimination in Employment Act of 1967, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the National Labor Relations Act, as amended; the Rehabilitation Act of 1973; the False Claims Act; the Equal Pay Act; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or any replacement acts; the Immigration Reform Control Act, as amended; the Older Worker Benefit Protection Act; the Sarbanes-Oxley Act of 2002; any tort theory including but not limited to the torts of wrongful discharge and negligent or intentional misrepresentation; or, any other legal limitation on the employment relationship, whether federal, state, local or common law; and any other federal, state, or local law, constitution, regulation, ordinance, decision or common law claim concerning employment, wages, vacation, personal leave, holiday or sick pay, paid time off, payment pursuant to any practice, policy, handbook or manual of the Company, including without limitation, any Company severance plans, hours of work, labor relations, employment relations, fair employment practices, fair credit reporting, human rights, civil rights, service letters, occupational safety and health, discrimination in employment, including disparate impact, harassment, failure to accommodate, retaliation, or termination of employment; any and all claims for personal injury, emotional distress, libel, slander, defamation and other physical, economic, or emotional injury; and all claims for attorneys’ fees and costs. Employee agrees that this Release includes the release of all claims, which Employee does not know or expect to exist in Employee’s favor at the time Employee signs this Agreement.

b.	ADEA Release. Employee agrees to hereby waive and release any and all Claims relating to his employment with the Company arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., and as modified by the Older Workers’ Benefits Protection Act, 29 U.S.C. § 626(f), against any of the Company Parties. Nothing in this Agreement shall limit or restrict Employee’s right under the ADEA to challenge the validity of his ADEA release in a court of law. However, Employee nevertheless understands that the waiver and release contained in this Paragraph 4.b. still applies to his ADEA Claims and that he has waived all ADEA claims as part of this Agreement. Employee further understands that in any suit brought under the ADEA, Employee would not be entitled to any damages or other relief unless the waiver in this Paragraph 4.b. is deemed to be invalid. Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed. If Employee successfully challenges the validity of his ADEA release and prevails on the merits of an ADEA claim, Employee agrees that the court may reduce any monetary award for such ADEA claim up to the amount of Five Hundred Dollars ($500.00), which the parties agree represents the amount of money being given to Employee in consideration for his ADEA Release.

5.	Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim or action against the Company, including, but not limited to, the Department of Labor, the Equal Employment Opportunity Commission, the Missouri Commission on Human Rights, the St. Louis Civil Rights Enforcement Agency, or any local human relations commission. Employee further affirms that Employee has no known workplace injuries or occupational diseases. Employee waives Employee’s right to request a letter under the Missouri Service Letter Statute.

6.	Nothing in this Agreement shall interfere with Employee’s right to initiate, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company or the Company Parties in connection with any such claim without regard to who has brought such claim.

7.	Employee expressly acknowledges that he has had at least twenty-one (21) days to consider the meaning and effect of this Agreement, which represents an adequate amount of time to consider the meaning and effect of this Agreement, and has been advised to consult with an attorney and has so consulted with his attorney prior to executing this Agreement. Employee further acknowledges that he is competent to execute this Agreement.

8.	Employee understands that he has the right to revoke this Agreement for a period of seven (7) days after execution of this Agreement by Employee and that this Agreement shall not become effective or enforceable until the 7-day period has expired. In the event Employee exercises his right to revoke this Agreement, he must provide written notice to: Rebecca Kujawa, General Counsel, Huttig Building Products, Inc., 555 Maryville University Drive, Suite 400, St. Louis, Missouri, 63141. Notwithstanding any other provision of this Release to the contrary, no sums or benefits due Employee hereunder, including the severance pay contained in Paragraph 3, shall be paid or provided until the revocation period specified in subparagraph (g) hereof has expired and then, and only, then, shall such sums be paid in accordance with Paragraph 3.

9.	Employee agrees not to disclose any information regarding the existence or substance of this Agreement, the discussions leading up to it, or the fact of settlement, to anyone except to Employee’s spouse/partner, income tax return preparer and attorney (if any). Employee represents that Employee has not, prior to signing this Agreement, told anyone other than Employee’s spouse/partner, income tax return preparer and attorney, about the dollar amounts referred to herein. Employee specifically agrees not to disparage the management, employees, products, or business of the Company or any of the Company Parties in any manner. Employee represents that Employee understands that this pledge of confidentiality and non-disparagement is an integral part of the agreement of the Company to provide severance benefits and payment. Notwithstanding the foregoing, Company shall be permitted to disclose this Agreement, and/or the terms of this Agreement, as required by law, regulations or stock exchange requirements.

10.	During the Severance Period, Employee will, without further compensation, be available to assist the Company as reasonably requested by the Company regarding activities pertaining to Employee’s prior responsibilities with the Company and do such other things as are reasonably requested by the Company to provide for an orderly transition of Employee’s employment responsibilities. In addition, Employee agrees to assist the Company, and if necessary to testify, through a deposition or at trial, with respect to matters related to periods during which Employee was employed by the Company.

11.	During the Severance Period, and for a period of one year after the Severance Period, ending June 30, 2019:

a.	Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the

Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement). After termination of Employee’s employment with the Company, Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

12.	During the Severance Period, ending June 30, 2018:

a.	Non-Compete. Employee shall not, unless acting with the prior written consent of the Company, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed, or provided, or under active development, by the Company (including all future developments in and improvements on such products and services) in any part of North America; (ii) offer or provide employment to, interfere with or attempt to entice away from the Company, either on a full-time or part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by the Company; (iii) directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company with whom Employee had direct or indirect contact or about whom Employee may have acquired any knowledge while employed by the Company, or (iv) take any action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company; provided, however, that this provision shall not be construed to prohibit the ownership by Employee of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Employee’s spouse engages in any of the restricted activities set forth in the preceding sentence, Employee shall be deemed to have indirectly engaged in such activities in violation of this covenant. This provision shall be extended at the option of the Company, for a period of time equal to all periods during which Employee is in violation of the foregoing covenant not to compete and to extend the covenant not to compete to run from the date any injunction may be issued against Employee, should that occur, to enable the Company to receive the full benefit of the covenant not to compete agreed to herein by Employee.

13.	Employee acknowledges that Employee has read this Agreement, fully understands its terms, and is voluntarily signing this Agreement with full knowledge of its significance.

14.	The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

15.	This Agreement shall be governed and conformed in accordance with the laws of the state of Missouri without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.	This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

17.	Employee shall return any and all of Company’s property and documents which he may have in his possession. Employee shall not communicate or disclose to any entity or person, or use for the Employee’s own account, without the prior written consent of the Company, any information concerning the business, methods of operation, or affairs of the Company (including, without limitation, customer lists or information, developments, marketing concepts, ideas or strategies, pricing or cost information, and information about the Company’s methods of operation). However, the obligations of this paragraph 14 shall not apply in the event and to the extent that matters become generally known to and available for use by the public otherwise than by the Employee’s act or omission.

18.	This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind in connection with the decision to accept this Agreement, except for those set forth in this Agreement.

Accepted and agreed as of the date set forth below.

EMPLOYEE		HUTTIG BUILDING PRODUCTS, INC.

By:	/s/ Oscar Martinez	By:	/s/ Jon Vrabely
Name: Oscar A. Martinez		Name: Jon Vrabely
Date: February 22, 2018		Title: President & CEO

Date: February 22, 2018

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